Exhibit 23 (ii)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

General Electric Capital Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-59977, 33-43420, 333-22265, and 333-114095) on Form S-3 of General Electric Capital Corporation and in Registration Statement (No. 33-39596) on Form S-3 jointly filed by General Electric Capital Corporation and General Electric Company, of our report dated February 11, 2005, relating to the statement of financial position of General Electric Capital Corporation and consolidated affiliates as of December 31, 2004 and 2003, and the related statements of earnings, changes in shareowner’s equity and cash flows for each of the years in the three-year period ended December 31, 2004, and related schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of General Electric Capital Corporation. Our report refers to changes in the method of accounting in 2004 and 2003 for variable interest entities and a change in the method of accounting in 2002 for goodwill and other intangible assets.

/s/ KPMG LLP

Stamford, Connecticut

March 1, 2005